EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-60151, Post-Effective Amendment No. 1 to Registration Statement No. 333-82035, Post-Effective Amendment No. 4 to Registration Statement No. 333-04505, Post-Effective Amendment No. 7 to Registration Statement No. 33-84578, Registration Statement No. 333-124296, and Registration Statement No. 333-166303 on Form S-3, and Registration Statement No. 333-168541 on Form S-8 of our reports dated February 22, 2011, relating to the financial statements and financial statement schedule of AK Steel Holding Corporation, and the effectiveness of AK Steel Holding Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 22, 2011